DESCRIPTION OF FACILITIES USE

                              BY RICHARD B. MADDEN

           The Company provides office space and secretarial services to Richard B. Madden, who retired as Chairman of the Board and Chief Executive Officer in May 1994. Such arrangement is primarily designed to assist Mr. Madden in representing the Company in civic, community and industry-related activities on an uncompensated basis.


                                                           Exhibit (10)(f)(i)